Exhibit 99.77C


Lord Abbett Blend Trust

Supplemental Proxy Information

(Unaudited)

A meeting of the Fund's shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the nine (9) Directors:

        o E. Thayer Bigelow
        o William H.T. Bush
        o Robert B. Calhoun, Jr.
        o Robert S. Dow
        o Daria L. Foster
        o Julie A. Hill
        o Franklin W. Hobbs
        o Thomas J. Neff
        o James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                         Votes            Votes           Votes
Matter                   For              Against         Withheld   Abstentions
------                   ---              -------         --------   -----------

E. Thayer Bigelow        62,152,382.478   303,435.052     --         --
William H.T. Bush        62,146,180.378   309,367.152     --         --
Robert B. Calhoun, Jr.   62,171,179.478   284,638.052     --         --
Robert S. Dow            62,172,602.846   283,214.684     --         --
Daria L. Foster          62,166,991.342   288,826.188     --         --
Julie A. Hill            61,896,683.569   559,133.961     --         --
Franklin W. Hobbs        62,163,740.564   292,076.966     --         --
Thomas J. Neff           62,158,643.619   297,173.911     --         --
James L.L. Tullis        62,169,973.632   285,843.898     --         --